CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated October 22, 1999, relating to the financial statements and financial highlights which appear in the September 30, 1999 Annual Reports to Shareholders of O'Shaughnessy Dogs of the Market Fund, O'Shaughnessy Aggressive Growth Fund, O'Shaughnessy Cornerstone Value Fund, and O'Shaughnessy Cornerstone Growth Fund series of O'Shaughnessy Funds, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Information", "Independent Auditors" and "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
January 10, 2000